EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of August 24, 1998, is hereby made between CyBear, Inc. ("Employer"), a subsidiary of Andrx Corporation ("Andrx"), and Edward Goldman, M.D., an individual ("Employee").

                               W I T N E S S E T H

         WHEREAS, Employer is in the business of developing information technologies and systems for use in the healthcare industry; and

         WHEREAS, Employee has experience and specialized expertise in the management and operation of healthcare delivery systems and the healthcare industry; and

         WHEREAS, Employer desires to employ the Employee, Employee desires to accept such employment and Andrx is ready and willing to guarantee the performance by Employer of this Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

         1. EMPLOYMENT. Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

         2. TERM. Subject to the provisions of Section 9 hereof, the Employee's employment under this Agreement shall continue for a period of five (5) years from the date hereof ("Term"). This Agreement may be renewed by the parties at the end of the initial Term for successive two (2) year periods (which, if renewed, shall also be considered part of the "Term") on such terms and conditions as the parties may then agree in writing.

         3. POSITION AND DUTIES.

         (a). Employee shall have the position of President and Chief Executive Officer of Employer. In this capacity, Employee shall have the primary responsibility and authority for the strategic planning and operation of the business of Employer and such other duties as are generally recognized as within the scope of employment of a President and Chief Executive Officer, subject only to the direction of the Board of Directors of Employer.

         (b). During the Term, the Employee shall, subject to the direction and control of Employer's Board of Directors, perform and discharge Employee's duties in accordance with this Agreement, and shall devote his best talents, efforts and abilities to the performance of his duties hereunder. Employee shall report directly to the Chairman and the Board of Directors of Employer.

         (c) Employee shall at all times perform his duties in accordance with Employer's policies and procedures and all federal, state and local laws, rules and regulations.

         (d) During the Term, Employee shall devote the preponderance of his business time to his

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employment. Employee may have outside investments and activities that do not interfere with the performance of his duties hereunder, including but not limited to consulting assignments and serving on boards of directors or advisory committees of other entities, provided he requests Employer's consent (which shall not be unreasonably withheld) before accepting or undertaking any new activity or assignment.

         a) COMPENSATION. For the Employee's services hereunder, Employer shall pay the Employee compensation during the Term in such amounts and in accordance with the terms set forth on Exhibit A, attached to and incorporated as part of this Agreement.

         b) BENEFITS. Andrx maintains a 401(k) plan and group medical, dental and life insurance plans for all of its full-time employees. As a member of the Andrx management team, Employee and his family will be entitled to immediately participate in the Andrx medical insurance plan (beginning the first day of the month after Employee reports to work) and will receive certain other benefits, including life insurance in the amount of Employee's annual salary, four weeks of paid vacation (which may not be carried over to subsequent years) and disability insurance coverage. Andrx and CyBear reserve the right to make changes to the benefit packages which they individually or collectively offer to its or their management.

         c) FACILITIES. Employer shall provide Employee with a suitable office, secretarial support and such other equipment and materials as may be necessary for Employee's performance of his duties under this Agreement.

         d) REIMBURSEMENT OF EXPENSES. Employer shall pay or reimburse the Employee for all reasonable business expenses actually incurred or paid by the Employee in the performance of his duties hereunder. Employee shall present expense statements or vouchers or such other supporting information as Employer may reasonably require of the Employee.

         e) RECORD KEEPING. Employee shall prepare and timely submit to Employer such reports and records as are reasonable requested by Employer related to Employee's duties hereunder. All business records of Employer are and shall remain the property of Employer and not Employee.

         f) TERMINATION. This Agreement may be terminated prior to the expiration of the Term in the manner described in this Section 9.

         g) TERMINATION BY EMPLOYER FOR GOOD CAUSE. Employer shall have the right immediately to terminate the employment of the Employee for Good Cause (as such term is defined herein) by written notice to the Employee specifying the particulars of the conduct of the Employee forming the basis for such termination.

         h) TERMINATION UPON DEATH. The employment of the Employee hereunder shall terminate immediately upon Employee's death.

         i) TERMINATION BY EMPLOYEE. Employee shall have the right to terminate this Agreement in the event of a material breach of this Agreement which continues uncured for thirty (30) days after written notice to Employer of such breach. Employee shall also have the right to terminate his employment for any other reason (or for no reason at all), provided he gives Employer at least sixty (60) days prior written notice to Employer of such desire, and in such event, Employee and



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both Employer and Andrx shall thereafter be relieved of his or their obligations under this Agreement.

         j) TERMINATION UPON CHANGE OF CONTROL. In the event Employee's employment with the Employer is terminated within six (6) months following a "Change in Control" of the Employer (as defined below), then the Employer shall pay to Employee on the date of such termination a single lump sum distribution (without any present value adjustment) equal to Employee's salary for the remaining Term of this Employment Agreement. Notwithstanding the foregoing, Employee's employment shall not be deemed terminated if, in lieu of his position with Employer, Andrx or any other entity owned or controlled by Andrx offers Employee a replacement position, wherein Employee will perform similar executive duties and will receive a compensation package at least equal to the one set forth in this Agreement; provided, however, the provisions of this section shall not require that Employee be appointed as President and Chief Executive of any entity, but rather that he shall continue to perform employment duties generally performed by senior management personnel of an entity in the healthcare industry.

         k) TERMINATION DATE. Any notice of termination given pursuant to the provisions of this Agreement shall specify therein the effective date of such termination (the "Termination Date").

         l) CERTAIN DEFINITIONS.

                  (1) For purposes of this Agreement, "Good Cause" shall mean: conviction of Employee of, plea of guilty to, or plea of no contest to, a felony or a crime of moral turpitude, Employee's breach of a material provision of this Agreement which continues uncured for thirty (30) days after written notice to Employee of such breach, Employee's material neglect of his responsibilities, actions by Employee which cause CyBear's or any Andrx entity's image or reputation to materially suffer, and Employee's breach of any material provision of any other agreement with or any fiduciary obligation due to Employer or Andrx.

                  (2) For purposes of this Agreement, "Change of Control" shall mean any of the following events: the reorganization or consolidation of the Employer, with one or more other companies, other than through a public offering of stock of Employer or a transaction following which at least fifty percent (50%) of the ownership interests of the company resulting from such transaction are owned by one or a group of related persons who, collectively, prior to such transaction, did not own more than fifty percent (50%) of the outstanding voting shares of the Employer; or the sale of all or substantially all of the assets of the Employer; and the sale or merger of Employer where Employer is not the surviving entity.

           (2)    OBLIGATIONS OF COMPANY ON TERMINATION.

                  (a) In the event of a termination claimed by the Employer to be for "Good Cause" pursuant to Section 9 above, Employee shall have the right to have the justification for said termination determined by

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arbitration. In such event, Employee shall serve on the Employer, within thirty
(30) days of receipt of notice of termination, a written request for arbitration. The Employer immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the issues shall be determined under the rules of the American Arbitration Association and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration, and shall act to cause the arbitration to be completed as promptly as possible. Expenses of the arbitration shall be borne by the Employer pending a final determination of this matter at which time such expenses shall borne by the non-prevailing party.

                  (b). In the event of Employee's termination pursuant to the first sentence of Section 9(c), Employee shall: (i) be entitled to receive the full compensation to which he would otherwise be entitled under this Employment Agreement as if Employee had not so terminated his employment and was continuing to serve as an employee hereunder for the full Term of this Agreement, payable in a single lump sum distribution in cash or in equivalent marketable securities of Andrx (without any present value adjustment) on the date of such termination. If Employee terminates this Employment Agreement for any reason other than pursuant to the first sentence of Section 9(c), except as otherwise provided in this Agreement, Employee shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

         11. CONFIDENTIALITY; NON-COMPETITION. Employee's employment by CyBear is conditioned upon his execution of Andrx Confidentiality and Non-Competition Agreement, a copy of which is attached hereto as Exhibit B.

         12. EFFECTIVE DATE. Employee shall report to work as a full time employee of CyBear as soon as possible, but not later than September 15, 1998.

         13. ADDITIONAL COMPENSATION.

         (M) In recognition of the potential value of Employee to Employer and to induce Employee to forego other employment opportunities and to accept employment pursuant to this Agreement, Andrx shall issue to Employee, within thirty (30) days of the execution of this Agreement and payment of $50,000, either in cash or through a promissory note, a warrant to purchase 650,000 shares of Employer's stock (the "Warrant"), representing five (5%) percent of the total issued and outstanding common stock of Employer on the date Employer agreed to merge with 1997 Corp. The stock to be issued pursuant to the exercise of the Warrant shall, if restricted in any manner, include piggyback registration rights at the earliest possible date and in connection with the next registration of securities by Employer with the Securities and Exchange Commission.


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         (N) In order to obtain the stock underlying the Warrant, Employee shall pay to Employer the amount of One Million Nine Hundred Fifty Thousand Dollars ($1,950,000). Said payment shall be in the form of cash or a non-recourse promissory note in favor of Anda Generics, Inc. (or order), which note shall bear interest at the lowest rate of interest imputed by the Internal Revenue Service on the date of execution of that note ("Note"). The Note shall be secured by a pledge of Employee's rights, title and interest in and to the stock underlying the Warrant.

         (c) The principal and any interest due under the Note shall be payable to Employer at the time of maturity of the Note, which shall be defined as the earlier of either: (i) five (5) years from the date of issuance of the Warrant, or (ii) the date of any sale, merger or similar transaction involving Employer in which Employer is not the surviving entity and in which Employee receives either cash or securities which can readily be liquidated on the open market.

         14. ANDRX OBLIGATIONS.

         (a) In addition to the compensation to be granted hereunder to Employee by Employer, Andrx shall cause stock options to be issued to Employee for 20,000 shares of Andrx common stock having an exercise price, per share, of the fair market value of Andrx stock at the close of business on the date of grant. Such options shall vest in five annual increments of 4,000 shares on each anniversary of the date of grant.

         (b) As described above, the Warrant will allow Employee to purchase 650,000 shares of Employer's stock at a price of $3.00 per share, beginning on the date Andrx's ownership percentage in Employer is less than 80% or August 31, 2000, whichever is sooner (the "Warrant Exercise Date"). The Warrant shall be exercisable for a period of three years after the Warrant Exercise Date, provided (i) Employee has not previously resigned his position as the President and Chief Executive Officer of Employer, and (ii) Employee's position as the President and Chief Executive Officer of Employer was not terminated for good cause (as defined above).

         15. CONTINGENT BONUS. If, by the date the Note matures (the "Termination Date"), the collective value of the Warrant (or the stock underlying same; "net" of the amounts required to acquire such Warrant or stock) and the options in Andrx stock on the Termination Date (the "Measuring Value") do not equal or exceed $1,400,000 (the "Target Value"), then Andrx shall make an additional payment to Employee in the amount by which the Target Value exceeds the Measuring Value on the Termination Date (the "Contingent Bonus"). Such payment shall be made within 30 days of Employee's presentation of an invoice for such amount, which invoice shall document Employee's determination of the Measuring Value. Notwithstanding the foregoing, (A) Andrx shall not be required to make the Contingent Bonus payment to Employee if the Measuring Value exceeded the Target Value for more than 180 days (which need not be consecutive) during any 12 month period prior to the Termination Date; provided, that for purposes of this calculation, (i) the value of Employer's stock shall only be included if there is a public or private market for such stock and (ii) the value of the


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Andrx options shall only include stock which Employee may at that time obtain through the exercise of such option, (B) in determining the Measuring Value, any stock sold by Employee prior to the Termination Date shall be valued at the sales price received by Employees or the price of such stock on the Termination Date, whichever is higher, and (C) if in dispute, Andrx and Employee shall in good faith attempt to determine the Measuring Value and shall submit that issue to binding arbitration.

         16. SEVERABILITY. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

         17. SUCCESSORS AND ASSIGNS. This Agreement and all rights under this Agreement are personal to the Employee and shall not be assignable by either party without the written consent of the other party. All of the Employee's rights under the Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be. This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

         18. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without regard to the conflicts of laws rules thereof. The venue for any action arising from or relating to this Agreement shall be in Broward County, Florida.

         19. NOTICES. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three
(3) business days after the date of mailing, when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or similar overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 19:

To Employer:               CyBear, Inc.
                           4001 SW 47th Avenue
                           Ft. Lauderdale, FL 33314

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                           Attn: John Klein, Chairman

With a copy to:            4001 SW 47th Avenue
                           Ft. Lauderdale, FL 33314
                           Attn: Scott Lodin, VP / General Counsel

To Employee:               Edward Goldman, M.D.
                           7000 W. Cypresshead Drive
                           Parkland, FL 33067

To Andrx:                  4001 SW 47th Avenue
                           Ft. Lauderdale, FL 33314
                           Attn: Scott Lodin, VP / General Counsel

         20. WITHHOLDING. All payments required to be made by Employer to the Employee under this Agreement shall be subject to withholding taxes, Social Security and other payroll deductions in accordance with the law and Employer's policies applicable to employees of Employer.

         21. COMPLETE UNDERSTANDING. This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Employee and Employer and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.


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         22. MODIFICATION; WAIVER. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Employer and the Employee, or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         23. MUTUAL REPRESENTATIONS. Employee represents and warrants to Employer that the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or conflict with any agreement or other instrument to which Employee is a party or by which Employee is bound and does not require the consent of any person or entity. Employer represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by Employer and that the fulfillment of the terms hereof will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound. Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms.

         24. INDEMNIFICATION. Employer and Andrx, jointly and severally, agree to indemnify, defend and hold harmless Employee from and against any losses, liabilities, damages, deficiencies, all suits, proceedings, actions, judgments, claims, charges, damages (including special or consequential damages), assessments, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements), fines and penalties incurred or suffered by Employee, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, raised by any third party (collectively, a "Loss") in connection with any and all matters relating in any manner to the litigation pending between Employer and/or Andrx, on the one hand, and Medix Resources, Inc. or Cymedix Lynx Corporation, on the other, or the facts and circumstances underlying such litigation. Employer also agrees to indemnify and hold Employee harmless for his actions on behalf of Employer, to the fullest extent permitted by law.

         25. HEADINGS/CONSTRUCTION. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement. This Agreement shall not be construed against the party drafting the document as the terms herein have been negotiated at arms' length and both parties have had the opportunity to ask questions and to seek the advice of independent counsel.


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         26. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

         27. ATTORNEY'S FEES. In the event any action is commenced arising from or related to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees (at all levels), court costs and out-of-pocket expenses.

         IN WITNESS WHEREOF, Employer has caused this Agreement to be duly executed by one of its officers duly authorized to enter into and execute this Agreement, and the Employee has manually signed his name hereto, all as of the day and year first above written.

ANDRX CORPORATION                           CYBEAR, INC.

By: ______________________________          By:____________________________
Title:____________________________          Title:_________________________


__________________________________
EDWARD GOLDMAN, M.D.

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                             EXHIBIT "A"COMPENSATION

During the Term of this Agreement, Employer shall pay Employee the following compensation for services rendered in the amounts and according to the schedule set forth below:

ANNUAL SALARY: Two Hundred Fifty Thousand ($250,000) Dollars for each twelve month period during the first Twenty-Four (24) months of the Term and Three Hundred Thousand ($300,000) Dollars for each Twelve (12) month period commencing with month Twenty-Five (25) and continuing until expiration of the Term of the Agreement. Employer shall pay the salary amounts above, in arrears, in accordance with Employer's regular payroll schedule; provided, however, salary payments shall be not less frequent than monthly.

BONUS: Employee shall be entitled to receive an annual bonus of not less than Twenty-five (25,000) Thousand options to purchase common stock of Employer at the trading price on the open market on the date of expiration of each Twelve
(12) month period hereunder. Such options shall vest on a pro rata basis quarterly over the next succeeding Twelve (12) month period; provided, however, options granted at the end of any Term hereof shall vest immediately when granted. Andrx, Employer and Employee shall together establish target goals and objectives upon which additional bonus awards shall be granted to Employee.